Exhibit 10.46

Powerwave Technologies Sweden AB hereinafter referred to as the Company, and Johan Ek, hereinafter referred to as Ek, have today agreed to the following Agreement (the “Agreement”):

1.	Background and responsibilities

Ek has been employed by the Company as President for Powerwave’s European Business Unit, reporting to Ron Buschur, President and COO for Powerwave Technologies worldwide. For the purposes of this Agreement, “Powerwave” shall mean the worldwide Powerwave Group.

2.	Commitment

Ek shall work full time at the Company. The type of employment includes travel, extended hours as needed and the hours of work may be inconvenient at times.

Ek may not without prior written consent from the President and COO of Powerwave, have an occupation other than employment in the Company and under no circumstances either directly or indirectly engage in any task, employment, membership of the Board of Directors or be in possession of stocks and shares or otherwise, in companies which are in competition with the Company or its parent company Powerwave Technologies Inc., with the exception of ownership of less than one (1) percent of such a company if it is a stock market company.

3.	Pay

As from 1 May 2004 Ek’s monthly salary is SEK 154,375, which annualizes to SEK 1,852,500; and is paid at the end of the month in twelve equal monthly increments. Ek’s salary is renegotiated at the beginning of every year. The negotiation is between Ek and the President and COO of Powerwave with the first negotiation in February of 2005. Ek is not entitled to any additional remuneration for travel time and overtime.

4.	Bonus

Ek will be entitled to participate in the Powerwave Bonus Plan and be eligible to receive a bonus up to 30% of Ek´s annual salary. The payment of a bonus in any amount is not guaranteed, but is conditioned upon achievement by Powerwave of the goals and objectives of the then current Powerwave bonus plan, including those related to overall Powerwave company performance. Powerwave reserves the right to change the bonus plan upon notice to eligible employees. Based on Powerwave´s current bonus plan, the bonus payments that may be payable to Ek under the Powerwave Bonus Plan the year Ek is hired will be prorated based on Ek´s hire date. Participation in the Powerwave Bonus Plan is subject to the terms of the Plan and applicable U.S. law. Ek acknowledges and agrees that participation in the Powerwave Bonus Plan is discretionary on the part of the Company and Powerwave

Employment Agreement	Original date	Version number 1.17.05	Date of issue 08-06-2004

and that such participation is not consideration for Ek’s employment for the Company.

5.	Insurance schemes and pensions

Ek will be entitled to participate in the Company’s ITP pension plan (unless he chooses the alternative below).

However, provided the collective bargaining agreement so allows, Ek will have the option, as an alternative to the normal ITP plan, to chose an individually tailored pension insurance to be taken out at the insurance company of his choice within the parameters established by the Company. If the total costs of the pension exceed the current regulations for deduction of pension provision for tax purposes, the excess premium shall be agreed as direct pension, guaranteed by endowment insurance pledged in favour of the pension commitment to Ek.

The Company shall pay an annual pension premium of up to 27 % of the base salary described in Section 3 and any bonus payment made to the employee described in Section 4. The pension premium, thus, paid shall, apart from old age pension, also cover.

•	premium exemption insurance (Sw: premiebefrielse försäkring), and

•	repayment protection for surviving relatives (Sw: efterlevandeskydd), if applicable, – in relation to which it is the duty of Ek to report changes in family circumstances, and

•	sickness insurance applicable after 3 months’ illness; the compensation level for sickness insurance shall be equivalent to the compensation levels in force in accordance with the ITP plan.

The collective bargaining agreement for white-collar employees to which the Company is bound, contains certain additional compensations in case of sick leave and parental leave. If Ek is on sick leave or on parental leave and should the collective bargaining agreement have awarded him compensation in addition to what he will receive according to this Agreement (if it had been applicable), the Company shall compensate him up to the level of the collective bargaining agreement.

The Company will, furthermore supply group life insurance (TGL) and industrial injury insurance (TFA) or insurance solutions with at least the same compensation levels.

The Company shall pay medical insurance, (provided insurance on standard terms is awarded by the insurance company), for Ek as well as the costs for medical care, medicine and annual health checks. These costs have an annual cap of SEK 5,000.

6.	Other benefits

Ek shall enjoy the benefit of an automobile with a maximum value of four hundred thousand Swedish kronor (SEK 400,000). Costs of maintenance, fuel, and all costs associated with the daily operations of the vehicle are to be paid by Ek. The Company pays the tax, insurance and yearly examination. Ek may use the car for private travel.

Necessary entertainment is paid for upon production of a receipt and in line with Company policy on expenses and entertainment. Entertainment at Ek’s home

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requires prior approval from the President and COO of Powerwave, in order to be reimbursed after presentation of appropriate receipts and documentation.

7.	Holidays

Ek is entitled to thirty (30) days of annual leave, which must be arranged in consultation with the President and COO of Powerwave. Company policy applies.

8.	Gifts

Under no circumstances may employees of the Company accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as or intended to influence any business decision, any act or failure to act, any commitment of fraud, or opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to Human Resources.

Gifts given by the Company to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in the Company’s books and records.

9.	Handling of personal data

Ek is herewith informed that the information in this Agreement and other employment-related information will be processed (recorded, organized, stored, processed, altered, compiled, etc.), manually as well as automatically. Such information as, among other things, period of employment, working hours, salaries, holidays, holiday benefits, tasks, working environment, etc. and processing of personal data is already allowed in accordance with the provisions of the Personal Data Act 1998:204 (hereinafter referred to as “PUL”).

Against the background of the aforementioned, Ek permits the Company– also in addition to the consequences of the provisions of PUL – to process personal data concerning him and transfer this between the Company and other affiliated companies within the same group with respect to the aforementioned or which otherwise follows from PUL or corresponding legislation in other countries. Ek further permits the Company to display his picture on the Company web page.

10.	Immaterial rights

The copyright and/or any other intellectual property rights to all work as well as all materials produced by Ek in relation to the employment at the Company, as well as all other incorporeal and industrial rights which may have arisen as a consequence of Ek´s or another person’s employment at the Company, shall belong without remuneration or restriction to the Company, which is also entitled to transfer such rights to third parties. If during employment Ek has produced copyright or another incorporeal right, he shall without delay inform the Company thereof.

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Employment Agreement	Original date	Version number 1.17.05	Date of issue 08-06-2004

11.	Confidentiality, the Company’s property, the Company’s employees, competition

During and after termination of employment – regardless of the reason for and manner of termination – Ek may not reveal any “Company business secret”. Ek must also observe confidentiality regarding all the Company circumstances and what has been conveyed to him or what he has otherwise learnt as a result of employment in line with the Corporate Employee Secrecy Agreement. Ek must have on file a signed and dated copy of a current Corporate Employee Secrecy Agreement at all times.

Company confidentiality means information about business or operating conditions in the Company, Powerwave and/or its affiliated group companies, which is not intended, for third parties.

Upon termination of employment, regardless of the reason for the termination, the following shall apply.

11.A	Non-Competition and Non-Solicitation

1	Ek agrees to, during the term of this Agreement and for one (1) year after its termination, to refrain from, directly and indirectly, alone or as a partner, officer, employee, director or executive or consultant, engaging or having an interest in any business which directly or indirectly is engaged in business which is, at the time of the expiry of his employment, in competition with the business of the Company or any associated company.

2	Nor shall Ek, directly or indirectly, during the period referred to in Section 11.A (1) above, solicit or try to solicit employees of the Company, or any of its associated companies, or use their services for any means other than for the benefit of the Company.

3	If Ek’s employment is terminated due to reasons other than Ek’s retirement, the Company shall as compensation for the inconvenience that the existing non-competition Section causes Ek pay Ek per month the difference between his salary paid by the Company at the time of the termination of his employment and the (lower) salary which he earns from his new employment. However, the compensation payable shall not exceed sixty (60) per cent of Ek’s monthly salary at the time of the termination of his employment nor be paid during a period, which exceeds the period of this competition Section. To enable the Company to calculate the appropriate compensation, Ek is obliged to inform the Company of the level of his current salary from his new employment. The compensation provided for in this Section 11A shall not be paid during any period for which Ek receives severance pay from the Company.

4	The Company may release Ek from the non-competition obligation. If so, the Company is no longer obliged to pay compensation in accordance with Section 11A (3) above.

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11.B	Liquidated Damages

If Ek fails to comply with the provisions Section 11.A (Non-Competition and Non-Solicitation), Ek shall, in respect of every breach, pay a penalty to the Company amounting to six (6) times Ek’s average monthly gross salary with the Company during the six months preceding the breach or, if his employment has expired, immediately prior to the expiry of his employment. Should a breach be of an ongoing kind, each month that the situation or action constituting the breach continues—despite written objection from the Company to Ek, shall be deemed to constitute one breach and cause obligation to pay liquidated damages as above. Should the actual loss caused to the Company exceed this amount, the Company shall be entitled to damages in respect of such excess amount and/or to take other legal measures.

12.	Termination

In the case of termination of employment by the Company, a period of notice of six (6) months shall apply. In the case of termination by Ek, a period of notice of six (6) months shall apply. Notice of termination must be in writing.

In the event of termination by either party, Ek must, if so requested by the Company, even before termination of employment, i.e. before expiry of the period of notice, leave his post at the time indicated by the Company, after which Ek has no access to the place of work. Regardless of such garden leave, Ek shall be entitled to keep his salary, insurance policies, pensions and auto until termination of the period of notice in accordance with this Agreement. However, this does not apply to stock options and bonuses, which instead are governed by the applicable Powerwave Option Plan and Bonus Plan respectively.

The Company has the right to immediately dismiss Ek if he has seriously neglected his obligations towards the Company, or in any way seriously broken the Agreement or intentionally caused harm to the Company. This includes, for example, repeated neglect of duty or offences that are liable to seriously damage confidence in Ek.

13.	Change in Control

If the employment of Ek is terminated within twelve (12) months following a Change in Control (as defined in Exhibit A),

•	by the Company due to any other reason than Cause (as defined in Exhibit A) or

•	by Ek due to Good Reason (as defined in Exhibit A),

Ek shall, in addition to the payment(s) during the notice period, be entitled to severance payment equalling twelve (12) months base salary as per the termination of the employment plus a target bonus for the year in which the termination occurs. This amount shall be subject to applicable withholdings and will be paid within thirty (30) days following the termination of the employment, or thirty days following the Company’s receipt of an executed release of claims, whichever is later. In absence of such a release of claims Ek will not be entitled to the severance payment. The

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release shall be signed by Ek and returned of the signed original to Powerwave’s Vice President Organizational Development prior to payment.

13.1	Severance Pay

In cases where Section 13 above is not applicable (cases not involving a Change of Control), if the employment of Ek is terminated by the Company with out Cause (as defined in Exhibit A), Ek, in addition to the payment(s) during the notice period, shall be entitled to severance equal to twelve (12) months base salary. The severance shall be paid in a lump sum at the end of the notice period specified in section 12. The severance pay shall be based on the base salary as of the beginning of the notice period and shall be subject to all legally required withholdings.

Payment of the severance is contingent on Ek signing a mutually agreed Release with the Company and returning the signed original to Powerwave’s Vice President, Organizational Development. This provision is not applicable in the event of Change in Control as such situation is subject to section 13 of this Agreement.

14.	Notices, changes

All notices regarding this Agreement must be in writing

15.	Applicable legislation

This Agreement is governed by Swedish law.

However, for the sake of clarity it is noted that all matters related to stock option grants, including issues of vesting, eligibility and plan interpretation are solely governed by the plan documents and laws of the United States. The same applies to any Powerwave bonus plans in which Ek may participate.

16.	Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Swedish Arbitration Act (Sw. lag (1999:116) om skiljeförfarande).

The arbitral tribunal shall be composed by one (1) arbitrator. In case the Parties are unable to agree on the appointment of the arbitrator, the arbitrator shall be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce.

The Company shall, unless the arbitrator holds that Ek has called for the arbitration without reasonable cause, pay the arbitrator’s fees and, if applicable, the fees of the Arbitration Institute of the Stockholm Chamber of Commerce. Other costs, such as legal fees, shall be apportioned between the Parties in accordance with the provisions of the Swedish Code of Judicial Procedure (Sw. Rättegångsbalken (1942:740)).

17.	Final regulation

The signing of this Agreement means that all previous agreements or the like, oral as well as written are no longer applicable.

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Employment Agreement	Original date	Version number 1.17.05	Date of issue 08-06-2004

This Agreement has been drawn up in two (2) identical copies, of which the Company and Ek have each received one.

Date: January 28, 2005

/s/ Johan Ek	/s/ Ron Buschur
Johan Ek	Ron Buschur
President	President/COO
European Business Unit	Powerwave Technologies, Inc.
Director
Powerwave Technologies Sweden AB

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Employment Agreement	Original date	Version number 1.17.05	Date of issue 08-06-2004

Exhibit A

Definitions

A. Change in Control

“ Change in Control” shall mean the occurrence of any of the following events:

The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of Powerwave;

A merger or consolidation in which Powerwave is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which Powerwave is incorporated;

The sale, transfer or other disposition of all or substantially all of the assets of Powerwave;

A complete liquidation or dissolution of Powerwave; or

Any reverse merger in which Powerwave is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of Powerwave’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

B. Cause

“Cause” shall mean any of the following:

1.	The continued, unreasonable refusal or omission by the employee to perform any material duties required of him by the Company, if such duties are consistent with duties customary for your position;

2.	Any material act or omission by the employee involving malfeasance or gross negligence in the performance of your duties to, or material deviation from any of the policies or directives of, the Company;

3.	Conduct by the employee which constitutes the breach of any statutory or common law duty of loyalty to the Company; including the unauthorized disclosure of material confidential information or trade secrets of the Company; or

4.	Any illegal act by the employee which materially and adversely affects the business of the Company or any felony committed by the employee, as evidenced by conviction thereof, provided that the Company may suspend the employee with pay while any allegation of such illegal or felonious act is investigated.

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C. Good Reason

“Good Reason” shall mean any of the following, without your written consent, but if you do not resign within nine (9) months of the occurrence of an event (1)-(6) as listed below, you will have consented and acquiesced to the event which shall not thereafter constitute “good reason.”

1. A reduction by the Company in your compensation that is not made in connection with an across the board reduction of all the Company’s executive salaries;

2. A reduction by the Company of your benefits from those you were entitled to immediately prior to the resignation of employment that is not made in connection with an across the board reduction of all the Company’s offered benefits;

3. The failure of the Company to obtain an agreement from any successor to Powerwave, or purchaser of all or substantially all of Powerwave’s assets, to assume this Agreement;

4. Your assignment to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor;

5. Your relocation to a location more than 30 miles from the location where you were regularly assigned to immediately prior to your resignation of employment;

6. A failure by the Company to pay any portion of your compensation within ten (10) days of the date due.

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